Exhibit 99.1

Keith Bair, Senior Vice President and CFO

keith.bair@FARO.com, 407-333-9911

FARO Reports Fourth Quarter 2009 Sales of $46 million;

Sequential Growth of 29% and Return to Operating Profit

LAKE MARY, FL, February 24, 2010 – FARO Technologies, Inc. (NASDAQ: FARO) today announced results for the fourth quarter and year ended December 31, 2009. Sales in the fourth quarter of 2009 increased 28.9%, to $46.0 million, from $35.7 million in the third quarter of 2009. The Company returned to operating profitability in the fourth quarter of 2009, with operating income of $2.5 million compared to an operating loss of $2.3 million in the third quarter of 2009.

Net loss for the fourth quarter of 2009 was $0.6 million, or $(0.04) per diluted share, a decrease of $2.8 million, compared to net income of $2.2 million, or $0.13 per diluted share, in the fourth quarter of 2008. The net loss for the fourth quarter of 2009 included a tax settlement with the Internal Revenue Service of $2.6 million, or $.16 per share. Net loss for fiscal 2009 was $10.6 million, or $(0.66) per diluted share, compared to net income of $14.0 million, or $0.83 per diluted share during 2008.

Sales for the fourth quarter of 2009 decreased $10.3 million, or 18.3%, to $46.0 million from $56.3 million in the fourth quarter of 2008. New order bookings for the fourth quarter of 2009 were $53.1 million, a decrease of $3.3 million, or 5.9%, compared to $56.4 million in the fourth quarter of 2008. Fiscal 2009 sales were $147.7 million, a decrease of 29.4% compared to fiscal 2008 sales of $209.2 million. New order bookings for fiscal 2009 were $151.7 million, a decrease of 28.2% from $211.3 million in fiscal 2008.

“Sales increased 29% quarter over quarter and, as expected, the target markets for our products continued to show improvement. The cost reductions we made during the first three quarters of 2009 created a leaner, more efficient operation without sacrificing R&D programs. Ultimately, those moves position us well to execute in 2010,” stated Jay Freeland, FARO’s President and CEO.

Gross margin for the fourth quarter of 2009 was 55.4%, compared to 57.3% in the fourth quarter of 2008. Gross margin decreased primarily due to a change in the sales mix between higher margin product sales and lower margin service revenue. Gross margin for fiscal 2009 was 54.6% compared to 59.8% in fiscal 2008.

Selling expenses as a percentage of sales decreased to 26.4% in the fourth quarter of 2009 from 28.6% in the fourth quarter of 2008, primarily as a result of lower marketing expenses. Selling expenses in the fourth quarter of 2009 decreased by $3.9 million from the fourth quarter of 2008 to $12.2 million. Selling expenses as a percentage of sales for fiscal 2009 were 32.9%, compared to 30.1% in fiscal 2008.

General and administrative expenses increased to 13.8% of sales in the fourth quarter of 2009 from 12.2% in the fourth quarter of 2008. General and administrative expenses in the fourth quarter of 2009 decreased by $0.5 million to $6.4 million from $6.9 million in the fourth quarter of 2008. General and administrative expenses were 16.9% of sales for fiscal 2009 compared to 12.5% in fiscal 2008.

R&D expenses were $3.0 million in the fourth quarter of 2009, a decrease of $0.5 million from $3.5 million in the fourth quarter of 2008. R&D expenses were 6.6% of sales in the fourth quarter of 2009 compared to 6.2% of sales in the fourth quarter of 2008. R&D expenses for both fiscal 2009 and 2008 were $12.6 million.

Operating income for the fourth quarter of 2009 was $2.5 million, a decrease of $2.1 million from $4.6 million in the fourth quarter of 2008. Operating margin for the fourth quarter of 2009 was 5.4% compared to 8.1% in the fourth quarter of 2008. The operating loss for fiscal 2009 was $11.0 million compared to an operating profit of $18.9 million in fiscal 2008.

Income tax expense increased by $1.9 million to $3.3 million for the fourth quarter of 2009 from $1.4 million in the fourth quarter of 2008 due to a $2.6 million tax settlement with the Internal Revenue Service. The tax settlement will not impact the Company’s tax rate going forward.

“We feel good about the Company’s prospects in 2010 and believe we are a stronger organization now than we were at the beginning of last year. We continue to have a strong balance sheet with over $100 million in cash and zero debt and have created a streamlined operating structure from which to execute. Assuming economic conditions continue to improve, we believe our prospects for 2010 are good,” Freeland concluded.

This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties, such as statements about the future state of the economy, FARO’s focus, plans and strategies, , and its future operating results and financial condition. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “intend,” “believe,” “will,” “expect” and similar expressions or discussions of our strategy or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:

•	development by others of new or improved products, processes or technologies that make the Company’s products obsolete or less competitive;

•	the cyclical nature of the industries of the Company’s customers and material adverse changes in customers’ access to liquidity and capital;

•

further declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financing conditions;

•	fluctuations in the Company’s annual and quarterly operating results and the inability to achieve its financial operating targets;

•

risks associated with expanding international operations, such as fluctuations in currency exchange rates, difficulties in staffing and managing foreign operations, political and economic instability, compliance with import and export regulations, and the burdens and potential exposure of complying with a wide variety of U.S. and foreign laws and labor practices;

•

other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and in Part II, Item 1A. Risk Factors in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.

Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

About FARO

With approximately 20,000 installations and 10,000 customers globally, FARO Technologies, Inc. designs, develops, and markets portable, computerized measurement and imaging devices and software used to create digital models — or to perform evaluations against an existing model — for anything requiring highly detailed 3-D measurements, including part and assembly inspection, factory planning and asset documentation, as well as specialized applications ranging from surveying, recreating accident sites and crime scenes to digitally preserving historical sites.

FARO’s technology increases productivity by dramatically reducing the amount of on-site measuring time, and the various industry-specific software packages enable users to process and present their results quickly and more effectively.

Principal products include the world’s best-selling portable measurement arm — the FaroArm; the world’s best-selling laser tracker — the FARO Laser Tracker X and Xi; the FARO Laser ScanArm; FARO Photon Laser Scanners; the FARO Gage, Gage-PLUS and PowerGAGE; and the CAM2 Q family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO-9001 certified and ISO-17025 laboratory registered.

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FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
(in thousands, except share and per share data)	Dec 31, 2009	Dec 31, 2008	Dec 31, 2009	Dec 31, 2008
SALES
Product	$38,422	$48,190	$117,714	$179,209
Service	7,604	8,125	29,989	30,040

Total Sales	46,026	56,315	147,703	209,249

COST OF SALES
Product	15,646	16,931	46,293	60,736
Service	4,897	7,112	20,702	23,287

Total Cost of Sales (exclusive of depreciation and amortization, shown separately below)	20,543	24,043	66,995	84,023

GROSS PROFIT	25,483	32,272	80,708	125,226

OPERATING EXPENSES:
Selling	12,164	16,130	48,598	63,015
General and administrative	6,365	6,870	24,956	26,144
Depreciation and amortization	1,440	1,212	5,530	4,505
Research and development	3,047	3,502	12,613	12,625

Total operating expenses	23,016	27,714	91,697	106,289

(LOSS) INCOME FROM OPERATIONS	2,467	4,558	(10,989)	18,937

OTHER (INCOME) EXPENSE
Interest income	(28)	(546)	(253)	(2,170)
Other (income) expense, net	(233)	1,460	(592)	2,295
Interest expense	5	2	14	452

(LOSS) INCOME BEFORE INCOME TAX EXPENSE	2,723	3,642	(10,158)	18,360

INCOME TAX EXPENSE	3,343	1,443	424	4,408

NET (LOSS) INCOME	$(620)	$2,199	$(10,582)	$13,952

NET (LOSS) INCOME PER SHARE - BASIC	$(0.04)	$0.13	$(0.66)	$0.84

NET (LOSS) INCOME PER SHARE - DILUTED	$(0.04)	$0.13	$(0.66)	$0.83

Weighted average shares - Basic	16,101,412	16,654,910	16,125,449	16,632,608

Weighted average shares - Diluted	16,101,412	16,702,090	16,125,449	16,734,403

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	December 31, 2009	December 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$35,078	$23,494
Short-term investments	64,986	81,965
Accounts receivable, net	42,944	49,713
Inventories	26,582	33,444
Deferred income taxes, net	4,473	5,581
Prepaid expenses and other current assets	6,016	7,879

Total current assets	180,079	202,076

Property and Equipment:
Machinery and equipment	19,867	16,748
Furniture and fixtures	5,225	4,099
Leasehold improvements	9,434	9,893

Property and equipment at cost	34,526	30,740
Less: accumulated depreciation and amortization	(20,788)	(16,604)

Property and equipment, net	13,738	14,136

Goodwill	19,934	18,951
Intangible assets, net	7,985	8,580
Service inventory	12,079	12,843
Deferred income taxes, net	1,895	2,728

Total Assets	$235,710	$259,314

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$8,985	$10,813
Accrued liabilities	8,173	14,032
Income taxes payable	229	1,988
Current portion of unearned service revenues	12,226	11,501
Customer deposits	2,173	425
Current portion of obligations under capital leases	80	87

Total current liabilities	31,866	38,846
Unearned service revenues - less current portion	5,910	6,772
Deferred tax liability, net	1,143	1,107
Obligations under capital leases - less current portion	193	281

Total Liabilities	39,112	47,006

Commitments and contingencies

Shareholders’ Equity:
Common stock - par value $.001, 50,000,000 shares authorized; 16,795,289 and 16,741,488 issued; 16,115,054 and 16,658,552 outstanding, respectively	17	17
Additional paid-in-capital	152,380	149,298
Retained earnings	46,915	57,497
Accumulated other comprehensive income	6,361	5,742
Common stock in treasury, at cost - 680,235 and 55,808 shares, respectively	(9,075)	(246)

Total Shareholders’ Equity	196,598	212,308

Total Liabilities and Shareholders’ Equity	$235,710	$259,314

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(in thousands)	2009	2008	2007
CASH FLOWS FROM:
OPERATING ACTIVITIES:
Net (loss) income	$(10,582)	$13,952	$18,093
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	5,530	4,505	4,034
Compensation for stock options and restricted stock units	2,449	2,237	1,216
Provision for bad debts	1,852	1,092	373
Deferred income tax expense (benefit)	1,986	(1,972)	(464)
Change in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	5,769	2,993	(9,121)
Inventories, net	8,301	(6,429)	(7,265)
Prepaid expenses and other current assets	1,964	(1,187)	(3,208)
Income tax benefit from exercise of stock options	(4)	(45)	(963)
Increase (decrease) in:
Accounts payable and accrued liabilities	(7,891)	(5,317)	9,884
Income taxes payable	(1,749)	(355)	1,278
Customer deposits	1,736	82	(269)
Unearned service revenues	(396)	3,710	8,007

Net cash provided by operating activities	8,965	13,266	21,595

INVESTING ACTIVITIES:
Purchases of property and equipment	(3,387)	(9,705)	(2,930)
Payments for intangible assets	(670)	(3,766)	(359)
Purchases of short-term investments	(64,986)	(81,965)	(77,375)
Proceeds from sales of short-term investments	81,965	77,375	15,790

Net cash provided by (used in) investing activities	12,922	(18,061)	(64,874)

FINANCING ACTIVITIES:
Payments on capital leases	(88)	(11)	(92)
Income tax benefit from exercise of stock options	4	45	963
Purchases of treasury stock	(8,829)	(95)	—
Proceeds from issuance of stock, net	83	92	58,421

Net cash (used in) provided by financing activities	(8,830)	31	59,292

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(1,473)	2,460	(5,904)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	11,584	(2,304)	10,109

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	23,494	25,798	15,689

CASH AND CASH EQUIVALENTS, END OF PERIOD	$35,078	$23,494	$25,798